EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Proteostasis Therapeutics, Inc., filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated March 30, 2016, except for the third paragraph of Note 1, as to which the date is August 24, 2016, relating to the financial statements, which appears in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-213322). We also consent to the reference to us under the heading “Experts” in Amendment No. 2 to the Registration Statement on Form S-1 as incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

September 8, 2016